EXHIBIT 13.1

Auditors' report                       Auditors' report
To the Board of Directors of EMAP plc To the members of EMAP plc on corporate governance matters


In addition to our audit of            We have audited the financial statement
the financial statements we            on pages 32 to 63 (including the
have reviewed your statements          additional disclosures on pages 24 to 27
on page 30 concerning the              relating to the renumeration of the
Group's compliance with the            Directors specified for our review by
paragraphs of the Cadbury Code         the London Stock Exchange), which have
of Best Practice specified for         been prepared under the historical cost
our review by the London Stock         convention and the accounting policies
Exchange and the adoption of           set out on pages 37 and 38.
the going concern basis in
preparing the financial                Respective responsibilities of Directors
statements. The objective of           and Auditors
our review is to draw                  As described on page 28, the Company's
attention to non-compliance            Directors are responsible for the
with Listing Rules 12.43(j)            preparation of the financial statements.
and 12.43(v), if not otherwise         It is our responsibility to form an
disclosed.                             independent opinion, based on our audit
                                       on those statements and to report our
Basis of opinion                       opinion to you.
We carried out our review
having regard to guidance              Basis of opinion
issued by the Auditing                 We conducted our audit in accordance
Practices Board. That guidance         with auditing standards issued by the
does not require us to perform         Auditing Practices Board. An audit
the additional work necessary          includes examination, on a test basis,
to, and we do not, express any         of evidence relevant to the amounts and
opinion on the effectiveness           disclosures in the financial statements.
of either the Group's system           It also includes an assessment of the
of internal financial control          significant estimates and judgments made
or corporate governance                by the Directors in the preparation of
procedures nor on the ability          the financial statements and of whether
of the Group to continue in            the accounting policies are appropriate
operational existence.                 to the Company's circumstances,
                                       consistently applied and adequately
Opinion                                disclosed.
In our opinion, your                     We planned and performed our audit so
statements on internal                 as to obtain all the information and
financial controls and on              explanations which we considered
going concern on page 30 have          necessary in order to provide us with
provided the disclosures               sufficient evidence to give reasonable
required by the Listing Rules          assurance that the financial statements
referred to above, and are             are free from material misstatement,
consistent with the                    whether caused by fraud or other
information which came to our          irregularity or error. In forming our
attention as a result of our           opinion we also evaluated the overall
audit work on the financial            adequacy of the presentation of
statements. In our opinion,            information in the financial statements.
based on enquiry of certain
directors and officers of the          Opinion
Company and examination of             In our opinion the financial statements
relevant documents, your               give a true and fair view of the state
statement on page 30                   of affairs of the Company and of the
appropriately reflects the             Group as at 31 March 1998 and of the
Group's compliance with the            profit and cash flows of the Group for
other aspects of the Code              the year then ended and have been
specified for our review by            properly prepared in accordance with the
Listing Rule 12.43(j).                 Companies Act 1985.

Price Waterhouse                       Price Waterhouse

Chartered Accountants                  Chartered Accountants and Registered
London            1 June 1998          Auditors
                                       London                    1 June 1998

Group profit and loss account
For the financial year ended 31 March 1998


                                                  1998     1997
                                                (pound)m  (pound)m  Notes

Turnover                                          772.6    768.2      1
Net operating costs                              (630.1)  (642.4)     2
Operating profit                                  142.5    125.8      3
Profit on business disposals                        --     113.5
Profit on ordinary activities before interest
  and investment income                           142.5    239.3
Income from investments and associated
  undertakings                                      2.7      3.9      7
Net interest                                       (3.5)    (8.6)     8
Profit on ordinary activities before taxation     141.7    234.6
Tax on profit on ordinary activities              (42.5)   (64.0)     9
Profit on ordinary activities after taxation       99.2    170.6
Minority interests (all equity)                    (4.1)    (4.4)
Profit attributable to shareholders                95.1    166.2      10
Dividends (including non-equity)                  (31.3)   (27.0)
Retained profit for the financial year             63.8    139.2

Earnings per share                                 45.7p    80.4p     11
Adjusted earnings per share                        45.7p    38.9p     11
Dividends per share                                15.0p    13.0p


An analysis of the movement on reserves can be found in Note 25 to the accounts on page 56. All of the 1998 turnover and operating profit relates to continuing operations. The impact of discounted operations, being Newspapers and Newspaper printing, on 1997 turnover and operating profit was (pound)26.6m and (pound)3.8m respectively as shown on page 33. 1997 turnover and operating profit from continuing operations were therefore (pound)741.6m and (pound)122.0m respectively.



Dividends                                          1988       1997
                                                 (pound)m   (pound)m

Preference* - paid 3.50p (1997 - 3.50p)             --       --
Ordinary - interim paid 4.95p
  (1997 - 4.30p)                                   10.4      8.8
Ordinary - final proposed + 10.05p
  (1997-8.70p)                                     20.9     18.2

                                                   31.3     27.0


* The preference dividend (non-equity) paid amounted to(pound)6,000 (1997 -(pound)6,000).

+ The final proposed dividend has been calculated as payable on 209m Ordinary Shares anticipated to be in issue and ranking for dividend as at 19 June 1998.

Group activity analysis
For the financial year ended 31 March 1998


                                      1998             1997
                                    (pound)m    %    (pound)m    %
Turnover by category

Advertising                           318.8    41      312.3    41
Circulation                           344.8    45      350.4    46
Events                                 55.9     7       46.7     6
Other                                  53.1     7       55.2     7
Newspaper printing                     --      --        3.6    --
                                     -----------------------------
                                      772.6   100      768.2   100
                                     -----------------------------
Turnover by division
Consumer Magazines UK                 271.9    35      235.0    31
Consumer Magazines France             225.0    29      252.1    33
Business Communications               196.7    26      189.1    25
Radio                                  70.3     9       64.2     8
International/New Media                 8.7     1        1.2    --
Newspapers and Newspaper Printing      --      --       26.6     3
                                     -----------------------------
                                      772.6   100      768.2   100
                                     -----------------------------
Operating profit by division
Consumer Magazines UK                  56.1    38       44.8    34
Consumer Magazines France              35.1    24       33.2    25
Business Communications                35.6    24       30.6    23
Radio                                  22.7    15       20.9    16
International/New Media                (1.7)   (1)      (0.8)   (1)
Newspapers and Newspaper Printing      --      --        3.8     3
                                     -----------------------------
                                      147.8   100      132.5   100
                                              ---              ---
Corporate and other                    (5.3)            (6.0)
Reorganisation costs*                  (1.5)            (3.6)
Exchange gains+                         1.5              2.9
                                     -----------------------------
Operating profit                      142.5           125.8
                                     -----------------------------

The above analysis excludes inter-divisional turnover of (pound)39.9m (1997
- (pound)44.5m) most of which arises in Consumer Magazines UK. A geographical analysis of turnover and operating profit is given in Note 1 to the accounts on page 39.

* Reorganisation costs of (pound)1.4m arose in Business Communications, following the acquisitions of Macmillian Healthcare Services titles and (pound)0.1m in International/New Media (1997 - (pound)3.6m in Consumer Magazines France).

+ The exchange gains arise on the translation to sterling of surplus funds in local currencies in France and Germany which were lent to the UK during the year.


Group cash flow statement
For the financial year ended 31 March 1998



                                                                                  1998             1997
                                                                                (pound)m         (pound)m    Notes

Cash flow from operating activities                                                143.2           135.9     12(a)
Returns on investments and servicing of finance
Interest received                                                                    9.8             2.0
Interest paid                                                                      (13.2)          (10.9)
Dividends received from fixed asset investments and associated
undertakings                                                                         0.5             0.8
Dividends paid to minorities                                                        (2.0)           (2.6)
Cash outflow from returns on investments and servicing of finance                   (4.9)          (10.7)
Taxation
Corporation Tax paid (including Advance Corporation Tax)                           (63.3)          (24.7)
Tax paid                                                                           (63.3)          (24.7)

Capital expenditure
Purchase of tangible fixed assets                                                  (17.6)          (16.3)
Sale of tangible fixed assets                                                        1.1             2.0

Cash outflow from capital expenditure                                              (16.5)          (14.3)

Acquisitions and disposals
Businesses and investments acquired                                               (123.5)          (95.0)    12(b)
Movement in associated undertakings                                                 (3.8)           (6.1)
Disposal of businesses and associated undertakings                                  14.0           217.8     12(b)
Disposal of investments                                                              2.0             1.8
Costs of business closures and reorganisations                                      (0.3)           (0.6)
Cash (outflow)/inflow from acquisitions and disposals                             (111.6)          117.9

Equity dividends paid                                                              (28.6)          (24.3)

Cash (outflow)/inflow before financing                                             (81.7)          179.8
 Financing
Issue of Ordinary Share capital                                                      3.3             4.8     24(a)
Gain on rollover of currency swaps*                                                 13.1             1.3
Increase/(decrease) in borrowings including deferred consideration                  90.1          (196.0)    12(c)
Repayment of loan notes                                                            (11.3)          (24.2)    12(c)
Cash inflow/(outflow) from financing                                                95.2          (214.1)

Increase/(decrease) in cash                                                         13.5           (34.3)    12(c)


* The gain arises on the rollover of currency swaps which hedge overseas investments and has been dealt with in reserves, see Note 25.



Group balance sheet
At 31 March 1998


                                                                                    1998          1997
                                                                                  (pound)m       (pound)m     Notes

Fixed assets
Intangible assets                                                                  469.8           401.4        13
Tangible assets                                                                     34.0            29.1        14
Investments                                                                         10.7            11.7        15
                                                                                   514.5           442.2
Current assets
Stocks                                                                              11.3            11.4        16
Debtors - amounts falling due within one year                                      240.3           204.9        17
Debtors - amounts falling due after more than one year                              37.6            31.0        17
Investments                                                                         --               0.7        18
Cash at bank                                                                        24.1            14.4
                                                                                   313.3           262.4

Creditors - amounts falling due within one year
Borrowings                                                                        (124.5)          (43.9)    12(d)
Other creditors                                                                   (331.6)         (327.3)       19

                                                                                  (456.1)         (371.2)

Net current liabilities                                                           (142.8)         (108.8)

Total assets less current liabilities                                              371.7           333.4
Creditors - amounts falling due after more than one year
Borrowings                                                                         (48.5)          (59.6)    12(d)
Other creditors                                                                     (8.6)          (10.0)       20
Provisions for liabilities and charges                                              (5.4)          (11.6)       21

                                                                                   309.2           252.2
Minority interests (all equity)                                                     (6.3)           (3.4)
Net assets                                                                         302.9           248.8


Capital and reserves
Called-up share capital                                                             52.6            52.3        24
Share premium account                                                              200.3           195.1        25
Profit and loss account                                                            358.8           305.9        25
Goodwill reserve                                                                  (308.8)         (304.5)       25

Shareholder's funds                                                                302.9           248.8

Equity                                                                             302.7           248.6
Non-equity                                                                           0.2             0.2


A balance sheet of the Company together with supporting notes is given on pages 59 to 62. A reconciliation of the movement on shareholders' funds is given on page 36.

Approved by the Board of Directors on 1 June 1998.

RW Miller                                                       D J Grigson


Statement of total recognised gains and losses
For the financial year ended 31 March 1998


                                                                                    1998           1997
                                                                                  (pound)m       (pound)m


Profit attributable to shareholders                                                 95.1           166.2
Currency translation difference                                                     (2.9)            0.4
Total recognised gains and losses relating to the financial year                    92.2           166.6





Reconciliation of movement on shareholders' funds
For the financial year ended 31 March 1998



                                                                                    1998           1997
                                                                                  (pound)m       (pound)m     Notes

Profit attributable to shareholders                                                 95.1           166.2
Dividends                                                                          (31.3)          (27.0)
Retained profit for the financial year                                              63.8           139.2
Currency translation difference                                                     (2.9)            0.4        25
Shares issued                                                                        3.3             4.8     24(a)
Goodwill on acquisition of businesses                                              (16.7)          (19.3)       25
Goodwill recognised through the profit and loss account in respect of
disposals                                                                            6.6            11.4        25
Net addition to shareholders' funds                                                 54.1           136.5
Opening shareholders' funds                                                        248.8           112.3

Closing shareholders' funds                                                        302.9           248.8


Accounting policies

Accounting convention
The accounts have been prepared on the historical cost basis.

The accounts comply with applicable UK accounting standards. A summary of the principal accounting policies adopted by the Directors is set out below.

Basis of consolidation of subsidiary undertakings
The Group's accounts consolidate the results of the Company and its subsidiary undertakings for the year ended 31 March 1998.

The results of subsidiaries acquired or sold are included in the profit and loss account from, or up to, the date control passes. Where the Group has an interest in a joint venture, or other entity, over which it exercises dominant influence in the management decision-making process, it is treated as a subsidiary.

Investments and investments in Group undertakings
Fixed asset investments (other than those investments which are equity accounted for in the consolidated financial statements) and investments in Group undertakings are stated at cost less provisions for permanent diminution in value.

Associated undertakings
Where the Group has an interest of 50% or less in the share capital of an entity, and a significant amount of managerial influence exists, the interest is treated as an associated undertaking, and the Group's share of the associate's results and net assets are included in the consolidated results and balance sheet.

Goodwill
The excess of the purchase consideration of subsidiaries, associates and other businesses over the fair value of the net assets acquired is set off against consolidated reserves in the year of acquisition.

On the disposal or closure of subsidiaries, associates or other businesses, any goodwill previously set off against reserves is recognised through the profit and loss account.

Intangible fixed assets
Acquired publishing rights, titles and exhibitions which are not considered to have a finite life are included in the balance sheet and recorded at cost. Their value is reviewed annually by the Directors and provision is made, where appropriate, for any permanent diminution in value.

Internally developed intangible assets are not capitalised.

Taxation
The charge for taxation is based on the profit for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is only made for deferred tax if it is probable that a liability or asset will crystallise in the foreseeable future.

Recoverable Advance Corporation Tax is deducted from the deferred taxation balance. Any remaining amount is carried as a debtor to the extent that it is considered recoverable in the future.

Foreign currencies - Company
Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction or at the contracted rate if a transaction is covered by a forward foreign exchange contract. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the profit and loss account.

Foreign currencies - Group
The profit and loss accounts of oversees subsidiaries and associates are translated into sterling at average rates; the balance sheets are translated into sterling at the rates ruling at the balance sheet date. All exchange differences arising from the retranslation at year end rates of the opening balance sheets and results for the year are taken directly to reserves. All other translation differences are taken to the profit and loss account with the exception of differences on foreign currency borrowings and currency swaps, to the extent that they are used to finance or provide a hedge against Group equity investments in foreign enterprises, which are taken directly to reserves. Where the functional currency of the oversees operation is sterling then translations are translated at the rate of exchange ruling at the date of the transaction.

Depreciation

The cost of tangible fixed assets (other than freehold land) less estimated residual value on disposal is written down evenly over their expected useful lives as follows:

Freehold buildings                  - maximum period 50 years
Leasehold property                  - over the period of the lease to a
                                      maximum of 50 years
Machinery, equipment and vehicles   - 3 to 15 years

Exhibition income and costs
Income and direct costs arising in the year relating to future events as deferred until those events have taken place, but only to the extent that the costs are expected to be recoverable.

Stocks
Stocks and work in progress are stated at the lower of cost and estimated net realisable value. Cost represents purchase cost, including attributable overheads.

Leasing
Rentals paid under operating leases are charged to the profit and loss account on a straight line basis over the term of the lease.

Retirement benefits
The cost of providing pensions under the Group's defined benefit scheme is charged against profits on a systematic basis with pension surpluses and deficits arising allocated over the expected remaining service lives of the current members.

The cost of providing pensions under the defined contribution scheme is charged to the profit and loss account as it becomes payable.

Differences between the amounts charged in the profit and loss account and payments made to the pension funds are treated as assets or liabilities.

Share plans
The expected costs of the Long-Term Share Plan and Senior Executive Share Plan are spread over the three year lives of the plans. The expected cost of the Executive Share Plan is charged in the financial year to which the share allocation relates.

Notes to the Accounts


1   Geographical analysis of turnover and operating profit
Turnover represents sales, excluding inter-divisional transactions, net of Value Added Taxes.


Analysis by origin


                                                                Operating       Operating
                                   Turnover      Turnover         profit          profit
                                     1998          1997            1998            1997
                                   (pound)m      (pound)m        (pound)m        (pound)m

UK                                   561.8         508.3           110.1            98.0
France                               228.2         254.5            35.1            29.6
Germany                               14.4          18.5             1.1             1.2
Rest of Europe                         2.9           3.4            (0.1)            0.1
Other                                  5.2          28.0             0.1            --

                                     812.5         812.7           146.3           128.9
Inter-dividional turnover            (39.9)        (44.5)            --               --
Corporate and other                    --             --            (3.8)           (3.1)

                                     772.6         768.2           142.5           125.8

The geographical analysis of turnover by destination is not materially different from the analysis by origin shown above.



2   Net operating costs

                                                                    1998            1997
                                                                  (pound)m        (pound)m

Cost of sales                                                      472.5           482.0
Distribution costs                                                  62.1            59.0
Administrative expenses                                             96.0           101.8
Other operating income                                              (0.5)           (0.4)
                                                                    630.1          642.4

Gross profit amounted to (pound)300.1m (1997 - (pound)286.2m)

3   Operating profit
                                                                   1998           1997
                                                                 (pound)m        (pound)m

This is stated after charging/(crediting):
Depreciation                                                       10.4             10.2
Net profit on sale of fixed assets                                 (0.2)           (0.1)
Net profit on disposal of titles (See Note 27)                     (1.6)             --
Lease rentals:  land and buildings                                  9.6            10.2
Lease rentals:  plant and equipment                                 3.2             4.7



Charged in the operating profit are (pound)13.5m (1997-(pound)8.4m) of losses incurred in relation to development activities in magazines, events and new media. Development activities are launches between the years 1995 and 1998 (1994 and 1997) which have not yet reached profitability.



4   Fees paid to Auditors

                                                                     1998           1997
                                                                   (pound)m       (pound)m

Statutory audit                                                      0.7             0.7
Acquisition support                                                  0.1             --
Taxation and other services                                          0.6             0.6

                                                                     1.4             1.3

The audit fee for the Company included within the Group was (pound)0.1m
(1997-(pound)0.1m).

5   Directors' remuneration and interests
(a) Emoluments

                                                                   1998            1997
                                                                (pound)000      (pound)000

Non-Executive Directors(1)                                         222             234
Executive Directors
     Basic salary payments (including benefits in kind)            960           1,251
Performance-related cash bonuses
     Senior Management Incentive Scheme                             15              23
     Long Term Incentive Scheme (2)                                 --             428
     Other cash bonuses                                             --              40

Emoluments before share bonuses and pension contributions        1,197           1,976
Performance-related share bonuses
     Long Term Share Plan (3)                                    1,144             467
Pension contributions - money purchase scheme (4)                   97              69

Emoluments for the financial year                                2,438           2,512
Payments to former Directors
Compensation for loss of office (including pension
  contribution) (5)                                                 --             298
Pension enhancement on resignation from office (6)                  --             815

                                                                 2,438           3,625

Gains made on exercise of share options (7)                      2,541             111



(1) Included in this amount is (pound)25,606 (1997 - (pound)24,533) paid to third parties for Directors' services.
(2)  The final award under this incentive scheme was made in 1997.
(3)  Funding cost for the year in respect of this Plan.
(4)  See Note 5(c) for details.
(5) Included in this amount in the prior year is a pension augmentation of(pound)44,000, which increased Peter Strong's deferred pension at age 60 from(pound)60,900 to(pound)65,300.
(6) The ex-gratia pension enhancement in the prior year increased David Arculus' deferred pension from (pound)108,400 per annum at age 60, subject to discount for earlier payment, to (pound)122,800, without discount.
(7)  See Note 5(d) for details.

5   Directors' remuneration and interests continued

(a)  Emoluments continued


The emoluments of the Directors of EMAP plc for the financial year ended 31 March 1998 were as follows:



                                                                                  Performance
                                                                                 related cash     Taxable     1998
                                                            Salary      Fees      bonuses (1)    benefits     Total       1997
                                                          (pound)000 (pound)000   (pound)000    (pound)000  (pound)000 (pound)000

Non-Executive Directors
Sir John Hoskyns (Chairman)                                     --        87               --          --        87         80
Martin Boase                                                    --        36               --          --        36         35
Adam Broadbent (appointed 4 November 1997)                      --        10               --          --        10         --
Karen Jones (appointed 29 May 1997)                             --        21               --          --        21         --
Brendan O'Neill                                                 --        26               --          --        26         25
Henry Staunton                                                  --        31               --          --        31         30
Joe Cooke (removed by shareholders 2 December                   --        --               --          --        --         18
1996)
Professor Ken Simmonds (removed by shareholders                 --        --               --          --        --         18
2    December 1996)
Richard Winfrey (retired 17 July 1997)                          --        11               --          --        11         28

Executive Directors
Robin Miller (2)                                               267        --               --           1       268        399
David Grigson                                                  193        --               --           5       198        292
Kevin Hand (3)                                                 228        --               --           8       236        220
Tom Moloney (4)                                                188        --               15          10       213        256
David Arculus (resigned 27 March 1997)                          --        --               --          --        --        357
Peter Strong (resigned 31 October 1996)                         --        --               --          --        --        102
Tony Tillin (resigned 9 July 1997) (5)                          58        --               --           2        60        116

                                                               934       222               15          26     1,197      1,976

1997                                                         1,208       234              491          43

(1)  Senior Management Incentive Scheme
(2) Highest paid Director. The gain on his exercise of Executive Share Options during the year is disclosed in Note 5(d). Pension information is shown in Note 5(c).
(3) Kevin Hand worked primarily in France during the financial year. He was reimbursed for his additional accommodation and living expenses. In 1997/98, these totalled (pound)106,617 (1997-(pound)119,832). In addition, a tax equalisation payment of (pound)124,500 (1997 - (pound)137,000) was made by the Company for the higher French tax liabilities arising. During the year Mr. Hand waived his 1996/97 performance-related bonuses totalling (pound)105,000 (1997 - (pound)93,750).
(4) Following the lapse of 42,116 Executive Share Options awarded in 1987 at (pound)1,575 per share, Tom Moloney was provisionally allocated 27,546 shares in the 1998/2001 Executive Share Plan. If these shares had been distributable at 29 May 1998 they would have had a value before tax of (pound)356,170. The provisional allocation has not been included in the table of emoluments since it replaced the gain which would have been made on a historical share option grant and therefore does not represent a bonus in respect of current year performance.
(5) Tony Tillin received (pound)3,985 (1997 - (pound)6,500) in addition to the emoluments above to compensate him for his pension arrangements on joining the Company.

5   Director' remuneration and interests continued

(b)  Incentive schemes

An explanation of the operation of the Company's performance-related incentive schemes for Directors is given in the Remuneration Committee report on page 27.

(i)  Long-Term Share Plan

Notional allocations outstanding for each plan period are summarised on page 25. The movement on notional allocations under this plan during the year was as follows:


                                                        Robin        David        Kevin          Tom
                                                       Miller      Grigson         Hand        Moloney

At 1 April 1997                                        54,589       38,700       29,169         20,156
Allocation in respect of the 1997/2000 plan period     21,293       15,268       12,710         10,110

At 31 March 1998                                       75,882       53,968       41,879         30,266


The first share bonuses under this plan will be paid in June 1998. Details are given on pages 25 and 26. Shares for the plan are acquired in the market by the EMAP Staff Share Trust. The cost of the shares is charged against profits over the plan period based on annual assessments of the likely expected outcome over the three year period. The comparator group for the plan period 1995/98 was amended on 26 September 1996 following the disposal of the Newspaper and Newspaper Printing Division when Midland Independent Newspapers plc was replaced by GWR plc, a radio group, and with effect from the date of the acquisition of Blenheim plc by United News and Media plc (25 November 1996) when Blenheim was replaced by Mirror Group plc. The average daily prices for each stock for the 12 months prior to the change were used as "buying" and "selling" prices.


(ii) Senior Management Incentive Scheme

Bonuses earned by Directors of EMAP plc under this scheme were (pound)48,548 (1997 - (pound)62,350). Kevin Hand has notified the Company of his intention to waive his bonus of (pound)33,938 (1997 -
(pound)39,600). For an explanation of the scheme see page 27.


(iii) Executive Share Plan

During the year 13,982 shares were provisionally allocated to Kevin Hand within the Executive Share Plan. See Note 24(d).

(c)  Directors' pension arrangements

EMAP's Directors are members either of the EMAP Earnings Related Pension Plan, a funded Inland Revenue approved defined benefit pension scheme which was closed to new members in 1988, or Flexiplan, the current EMAP Inland Revenue approved defined contribution scheme.

The main features of the EMAP Earnings  Related Pension Plan for
Directors are:

(i)   a 6% contribution from the Director;

(ii)  a normal retirement age of 60;

(iii) pension at normal retirement age of two-thirds of final pensionable salary subject to completion of ten years' service;

(iv)  life assurance cover of four times pensionable salary;

(v)   pension payable in the event of ill health; and


(vi)  spouses' pension on death.

The main features of Flexiplan for Directors are:

(i) contributions between 10.5% and 12% of plan pay from the Company with a required 6% contribution from the Director;

(ii)  a flexible retirement age;

(iii) life assurance cover of four times plan pay;

(iv)  Permanent Health Insurance in the event of ill-health;

(v)   a pension at retirement tailored to each Director's needs.

5   Directors' remuneration and interests continued

(c)   Directors' pension arrangements continued


The Company contributions to Flexiplan were as follows:

                                           1998         1997
                                        (pound)000   (pound)000

David Grigson                                31           19
Kevin Hand                                   32           26
Tom Moloney                                  28           15
Tony Tillin                                   6            9

                                             97           69


The amounts accruing to Robin Miller as a member of the EMAP Earnings Related Pension Plan were as follows:


                                                        1998
                                                     (pound)000

Total accrued pension at 31 March 1998
 (1997 -(pound)152,000)                                  165

Increase in accrued pension during the financial
 year excluding any increase for inflation                 7

Transfer value of the increase in accrued pension
 during the financial year*                              100

Contribution paid by director (1997 -(pound)15,000)       15

     * Calculated on the basis of actuarial advice in accordance with Actuarial Guidance Note GN11 and excludes the Director's contribution.

At his retirement dated, 17 July 1997, Richard Winfrey had an accrued pension benefit of (pound)49,290 per annum. There was no increase in the transfer value of his accrued pension between 31 March 1997 and the date of his retirement.


5  Directors' remuneration and interests continued


(d)   Interests in share capital

(i)   Options

                                                             Robin       David       Kevin        Tom
                                                            Miller      Grigson       Hand      Moloney       Total

At 1 April 1997                                             307,465     217,736     211,907     160,986      898,094
Granted in year (all Savings Related Share Options)              --          --       2,162          --        2,162
Lapsed in the year                                               --          --          --     (42,116)     (42,116)
Exercised in year                                          (297,172)         --     (84,230)         --     (381,402)

At 31 March 1998                                             10,293     217,736     129,839     118,870      476,738

Analysed as follows:

Savings Related Share Options                                10,293       3,918      11,239       3,375       28,825
Executive Share Options                                          --     213,818     118,600     115,495      447,913

The gains made by Directors during the year on the exercise of share options (all Executive Share Options) were as follows:



                                                             Robin       David       Kevin        Tom
                                                            Miller      Grigson       Hand      Moloney       Total
                                                          (pound)000  (pound)000   (pound)000 (pound)000   (pound)000

At 31 March 1998                                             1,828        --          713         --          2,541

Exercises of Executive Options were at prices between 157.5p and 378.4p for Robin Miller and 157.5p and 219.6p for Kevin Hand.



The Following Executive Share Option Grants are outstanding:


                                                Grant
                                        Grant   price        Robin        David       Kevin         Tom
                                         date   pence       Miller      Grigson        Hand     Moloney        Total

I                                 14 Dec 1998   191.8           --           --          --      21,058       21,058
J                                 14 Dec 1989   219.6           --           --          --      21,058       21,058
K                                 18 Dec 1991   229.7           --       78,968      52,645      15,792      147,405
L                                 16 Dec 1992   317.9           --       76,102      35,514      25,367      136,983
M*                                16 Dec 1993   394.8           --       44,748      30,441      15,220       90,409
N*                                15 Dec 1994   378.4           --       14,000          --      17,000       31,000

                                                                --      213,818     118,600     115,495      447,913

Value at 31 March 1998 ((pound))*                               --    1,752,520     980,266     971,352

     * Options under Grants M and N were issued on the condition that they could only be exercised if Total Shareholder Return performance of EMAP shares exceeded the value delivered by a basket of other media stocks. The performance criteria for the exercise of both Grants M and N have been satisfied and these grants are now exercisable. All grants are exercisable between the third and tenth anniversaries of the date of grant. The value of options at 31 March 1998 represents the difference between the exercise price of the options and the market price of the shares at the balance sheet date ((pound)11.25) multiplied by the number of options.



5.    Directors' remuneration and interests continued

(d)   Interests in share capital continued

(ii)  Shareholdings

The Directors at the year end and their interests in Ordinary Shares of the Company at 31 March 1998 and at 1 April 1997, or date of appointment(*) if later, recorded in the Register kept for the purposes of Section 325 of the Companies Act 1985, were as follows:


                                                                       Options     Other
                                                            1997      exercised   acquired      Sold        1998
                                                           Number      Number      Number      Number      Number

Beneficial
Sir John Hoskyns                                        13,400          --          --          --      13,400
Robin Miller                                           325,987     297,172       2,257    (112,411)    513,005
Martin Boase                                            21,250          --          --          --      21,250
Adam Boardbent (appointed 4 November 1997)                 --*          --          --          --          --
David Grigson                                           28,884          --       1,049      (4,664)     25,269
Kevin Hand                                               5,962      84,230          51     (37,092)     53,151
Karen Jones (appointed 29 May 1997)                        379*         --         262          --         641
Tom Moloney                                             15,940          --          68          --      16,008
Brendan O'Neill                                          4,502          --         824          --       5,326
Henry Staunton                                          10,000          --          --          --      10,000

Total beneficial interests                             426,304     381,402       4,511    (154,167)    658,050

Non-beneficial interests as Trustees
Sir John Hoskyns                                       590,326                                         535,954
David Grigson                                          590,326                                         535,954

Total non-beneficial interests                       1,180,652                                       1,071,908

Total Directors' Interests                           1,606,956                                       1,729,958
Less duplications                                     (590,326)                                       (535,954)

Net Directors' Interests                             1,016,630                                       1,194,004


Within the Directors' non-beneficial interests there is a duplication in respect of Ordinary Shares which are held by the Trustees of the EMAP Share Scheme and Contributory Plan. The market price of the Company's share at 31 March 1998 and range during the financial year is given on page 65. Shares sold include sales to fund the cost of the options exercised.

(iii) Changes in Directors' interests

There have been no changes in Directors' interests between the end of the financial year and 29 May 1998, being less than one month prior to the date of the Notice of Annual General Meeting.

6.    Staff and their pay and benefits
                                           1998       %      1997        %

Average weekly number of staff
Consumer Magazines UK                     1,860      33     1,775       30
Consumer Magazines France                 1,073      19       988       17
Business Communications                   1,753      31     1,688       28
Radio                                       743      13       759       13
International/New Media                     142       3        --       --
Newspapers and Newspaper Printing            --      --       659       11
Corporate and other                          41       1        40        1
                                          5,612     100     5,909      100

Staff at 31 March                         5,472             5,273

                                                             1998     1997
                                                          (pound)m  (pound)m
Pay and benefits
Wages and salaries                                          134.9    129.9
Social Security costs                                        20.9     20.3
Other pension benefits                                        3.2      4.2
Staff share bonus                                             1.4      1.6
                                                            160.4    156.0


(a)  Pension benefits
The Group operates two UK pension schemes, one defined contribution, the other defined benefit. In all cases the assets of the schemes are held by independent custodians and are kept entirely separate from the assets of the Group. No loans have been made by any scheme to any Group company and no shareholdings of the schemes have been used as security for loans to any Group company.

(i)  Defined Contribution Pension Scheme
The pension charge for the year for the Defined Contribution Scheme (Flexiplan) represents contributions due from the employer and amounted to (pound)2.6m (1997 - (pound)2.8m) with (pound)nil (1997 - (pound)nil) outstanding at the year end.

(ii)  Defined Benefit Pension Scheme
The pension charge for the funded Defined Benefit Scheme of (pound)0.6m (1997 - (pound)1.4m)(Earnings Related Pension Plan), represents contributions paid net of a credit of (pound)nil (1997 - (pound)0.2m) arising from the amortisation of a pension surplus. Contributions are assessed by a qualified actuary using the Projected Unit Method and are charged to the profit and loss account so as to spread the cost over employees' estimated remaining service lives within the Group. The balance sheet contains a net prepayment amounting to (pound)2.0m (1997 - (pound)1.8m).

The most recent actuarial valuation of the Defined Benefit Scheme was performed at 5 April 1994 by R. Watson & Sons. The main assumptions were a return on new investments of 8.75% per annum, dividend growth of 4.75% per annum, pay escalation of 6% per annum and pension increases of 4.5% per annum. The market value of the assets at 5 April 1994 was (pound)47.3m and the actuarial value of the assets was sufficient to cover 108% of the benefits that had accrued to members after allowing for future increases in pay. The scheme is funded on a more conservative basis than that used to determine the pension charge. Employer contributions at a full normal rate, up to 14.5%, resumed with effect from April 1995 after some years of suspension.

A new valuation of the Defined Benefit Scheme as at 5 April 1997 is currently being undertaken by Watson Wyatt Partners (formerly know as R. Watson & Sons) but this cannot be finalized pending completion of a bulk transfer from an old pension scheme within the Group which is in winding-up. The provisional results indicate that the assets of the Defined Benefit Scheme remain sufficient to meet the accrued liabilities.

(b) Staff share bonus This bonus is payable under the EMAP Share Scheme and Contributory Plan. Under the scheme, all eligible staff will be able to take up shares in the Company with a market value of (pound)200 (1997 - (pound)250) without any contribution. In addition they will be invited to make a contribution of (pound)50 (1997 - (pound)50) to be invested in EMAP shares to obtain further shares in the Company with a market value of (pound)300 (1997 - (pound)225). The shares provided by the Company can be acquired tax-free by staff after three years.

7  Income from investments and associated undertakings

                                               1996       1997
                                             (pound)m   (pound)m

Listed                                          --        0.1
Unlisted                                       0.1        0.3

                                               0.1        0.4
Share of profits of associated
 undertakings                                  2.1        1.9
Profit on disposal of investments and
 associated undertakings (1997 - net of
 goodwill of(pound)0.2m)                       0.5        1.6
                                               2.7        3.9

Dividends received from associated undertakings amounted to (pound)0.6m (1997 - (pound)0.6m), including tax-credits of (pound)0.1m (1997 - (pound)0.1m).

8    Net interest

                                               1998       1997
                                             (pound)m   (pound)m

Interest receivable
Bank accounts and short-term investments       0.4        1.9
Additional hedging instruments *               5.1        2.5
Other                                          0.4        0.1
                                               5.9        4.5

Interest payable

US$ Senior notes wholly repayable within
 five years, after the effect of
 currency swaps *                              1.7        2.2
Bank loans and overdrafts, wholly
 repayable within five years                   5.8        8.1
Loan notes wholly repayable within five
 years                                         0.8        1.6
Other (including interest payable to joint
 venture partners)                             0.3        0.1
US$ Senior notes repayable after more than
 five years, after the effect of
 currency swaps*                               0.8        1.1
                                               9.4       13.1

Net Interest payable                           3.5        8.6


*For explanation see Note 12(f). Interest payable on additional hedging instruments of (pound)7.0m (1997 - (pound)3.8m) has been set off against interest receivable of (pound)12.1m (1997 - (pound)6.3m).


9    Tax on profit on ordinary activities
                                               1998       1997
                                             (pound)m   (pound)m


The charge for tax comprises
UK corporation tax on the taxable profit
 for the year at 31% (1997 - 33%)             31.4       27.8
Tax charge on the disposal of the Newspapers
 and Newspaper Printing Division               --        27.5
Overseas Taxation                             10.4        4.0
Tax attributable to dividends received         0.2        0.1
Associated undertakings                        0.4        0.3
Deferred tax charge                            0.5        5.2
Adjustment relating to prior years            (0.4)      (1.0)
                                              42.5       64.0


If full provision had been made for deferred taxation the tax charge for the year would have been increased by (pound)0.1m (1997 - reduced by (pound)1.8m).

The effective tax rate of 30% is lower than the standard tax rates prevailing in the UK and European locations due in part to tax relief on the amortisation of acquired intangible assets and the utilisation of prior year acquisition provisions.

10  Profit attributable to shareholders

                                               1998       1997
                                             (pound)m   (pound)m



Net profit of subsidiary undertakings        111.8      152.4
Less: dividends to Parent Company and
 minority interests                          (69.9)     (57.4)

Retained by subsidiary undertakings           41.9       95.0
Retained by associated undertakings            1.2        1.1
Dealt with in the accounts of the
 Parent Company*                              52.0       70.1

                                              95.1      166.2

*The Parent company has taken advantage of the exemption offered by Section 230 of the Companies Act 1985 not to present a profit and loss account.


11  Earnings per share

                                               1998       1997

Earnings per share                            45.7p      80.4p
Less profit on disposal of Newspapers
 and Newspaper Printing Division               --       (41.5p)
Adjusted earnings per share                   45.7p      38.9p


Earnings per share is calculated on earnings of (pound)95.1m (1997 - (pound)166.2m) and on 207.9m (1997 - 206.7m) Ordinary Shares, being the weighted average number of Ordinary Shares in issue during the year. Those shares held in trust under the Executive and Long-Term Share Plans, see
Note 24(d), whose dividend rights have been waived, have been excluded when calculating the weighted average number of Ordinary Shares.

The 1997 adjusted earnings per share figure is calculated on earnings of (pound)80.3m, adjusted to eliminate the distortion caused by including the profit on business disposals of (pound)113.5m and the associated tax charge of (pound)27.6m.


12  Cash flow and treasury information

(a) Reconciliation of operating profit to net cash inflow from operating activities
                                               1996       1997
                                             (pound)m   (pound)m

Operating profit                             142.5      125.8
Depreciation of tangible fixed assets         10.4       10.2
Net profit on sale of fixed assets            (0.2)      (0.1)
Net profit on disposal of titles              (1.6)       --
Net increase in property and reorganisation
 provisions                                    1.5        3.2
Acquisition restructuring costs spent         (5.4)      (4.4)
(Increase)decrease in stocks                  (0.4)       7.5
Increase in debtors                          (28.7)      (8.5)
Increase in creditors                         25.6        4.7
Other, including exchange gains and losses    (0.5)      (2.5)
Net cash inflow from operating activities    143.2      135.9

12  Cash flow and treasury information continued

(a) Reconciliation of operating profit to net cash inflow from operating activities continued

The Group uses operating cash flows excluding the effects of acquisition restructuring expenditure, fixed asset expenditure and estimated working capital injections following acquisitions, as its key cash management measure.

                                               1996       1997
                                             (pound)m   (pound)m

Net cash inflow from operating activities    143.2      135.9
Reorganisation costs spent                     5.4        4.4
Capital expenditure                          (16.5)     (14.3)
Working capital injections into businesses
 acquired during the year                      2.1         -

Adjusted operating cash flow                 134.2      126.0

Operating profit before acquisition
 restructuring costs                         142.5      125.8

Operating profits into cash                   94%        100%

(b) Cash flow effect of acquisitions and disposals

During the year the Group has made a number of acquisitions. It acquired the Parker's Price Guides in the Consumer Magazines UK Division, and purchased Bounty Services Pty Ltd and the trade and assets of Mason Stewart Publishing Pty Ltd in Australia. On 15 November 1997, the Business Communications Division acquired the Health Services Division of Macmillan Magazines for a cash consideration of (pound)85.5m. A further payment of up to (pound)17.3m, which is held in escrow, will be payable in April 1999, dependent upon the performance of the business. At 31 March 1998 this amount is included in net debt. Further details of acquisitions are given in Note 26.


                                                              (pound)m

Total consideration                                             120.8
Transaction costs associated with acquisitions                    1.1
Purchase of investments                                           0.1

                                                                122.0
Payments against acquisition provisions                           1.5

Total cash outflow on acquisitions                              123.5

The Group made a number of small disposals during the year, further details of which are given in Note 27.


                                                              (pound)m

Cash consideration                                               15.7
Less costs associated with the disposals                         (2.4)
Add overdrafts of disposed businesses                             0.7

Total cash inflow on disposals                                   14.0


(c) Movements in net debt during the year

                                                 At 1
                                                 April        Exchange       Net cash        At 31 March
                                                  1997       differences     movement           1998
                                                (pound)m       (pound)m      (pound)m         (pound)m

Cash, short-term investments and overdrafts       11.6           (1.5)          13.5              23.6
Bank loans                                       (29.8)           0.9          (72.8)           (101.7)
Deferred consideration                             -               -           (17.3)            (17.3)
US$ Senior notes                                 (54.6)           6.1             -              (48.5)
Loan notes                                       (16.3)            -            11.3              (5.0)
                                                 (89.1)           5.5          (65.3)           (148.9)


12   Cash flow and treasury information continued
(d) Analysis of borrowings by maturity
                                               1998       1997
                                             (pound)m   (pound)m

Amounts falling due within one year
Bank loans and overdrafts                      119.5       32.6
Loan notes                                       5.0       11.3

                                               124.5       43.9

Amounts falling due after more than one year
Between two and five years (not by
 instalments)
Loan notes                                       -          5.0
US$ Senior notes                                24.3       27.4
After five years (not by instalments)
US$ Senior notes                                24.2       27.2

                                                48.5       59.6
Total borrowings                               173.0      103.5


All borrowings are unsecured. Bank loans are classified according to the maturity date of the respective individual drawings.

(e) Borrowing facilities

The Group's borrowing limit at 31 March 1998 calculated in accordance with the Article of Association was (pound)1,050.6m (1997-(pound)934.4m).



                                                          1998           1997
                                                        (pound)m       (pound)m

Undrawn committed revolving credit facilities
Expiring within one year                                    15.1          35.2
Expiring after more than one year                          104.9         103.7
                                                           120.0         138.9


(f) Currency profile of net assets and net
borrowings
                                                                 Cash and
                                   Net                          short-term      Additional    Adjusted
                                 operating      Borrowing       investment       hedging        net
                                  assets            s               s          instruments   borrowings
                                 (pound)m        (pound)m        (pound)m       (pound)m      (pound)m


Sterling                           302.4          (119.1)          17.7           148.4            47.0
French francs                      163.5           (32.0)           1.9          (111.3)         (141.4)
Deutschmarks                        16.6           (16.4)           1.6            (6.5)          (21.3)
Australian dollars                   3.0            (5.1)           0.6              -             (4.5)
Other                                1.9            (0.4)           2.3             0.5             2.4
At 31 March 1998                   487.4          (173.0)          24.1            31.1          (117.8)

Sterling                           214.9           (45.3)           4.9           178.4           138.0
French francs                      171.1           (36.3)           5.3          (143.6)         (174.6)
Deutschmarks                        19.3           (20.7)           2.1            (7.3)          (25.9)
Australian dollars                    -               -              -               -               -
Other                                2.0            (1.2)           2.1              -              0.9
At 31 March 1997                   407.3          (103.5)          14.4            27.5           (61.6)

The weighted average interest rate on adjusted net borrowings at 31 March 1998 was 4.8%

12    Cash flow and treasury information continued

(f) Currency profile of net assets and net borrowings continued

The Group hedges translation exposures relating to key performance indicators where it is practical and cost effective to do so. This is achieved by broadly matching overseas net assets and goodwill written off to reserves with currency denominated debt, currency swaps and internal financing arrangements. The liability for the US$ Senior notes has been swapped into French francs and Deutschmarks and is accounted for after the effect of the currency swaps. In addition, the Group has entered into further currency swaps in order to increase economic French franc and Deutschmark debt by FRF1,325m and DEM20m respectively. These currency swaps are included above as additional hedging instruments.

Cash generated by overseas activities, which is currently surplus to operational requirements and not yet remitted in the form of dividends, is either switched temporarily to sterling using fx swaps or invested for periods of less than three months. As at 31 March 1998 FRF170m and US$0.9m of fx swaps were outstanding and are included above as additional hedging instruments.


13   Intangible fixed assets                                        1998          1997
                                                                  (pound)m      (pound)m

Publishing rights, titles and exhibitions
At 1 April                                                          401.4         479.7
Exchange movements                                                  (23.6)        (43.0)
Additions (see Note 26)                                             100.3          14.1
Disposals (see Note 27)                                              (8.3)        (49.4)

At 31 March                                                         469.8         401.4



14  Tangible fixed assets                                                                     Machinery,
                                                                 Long           Short          equipment
                                                Freehold       leasehold      leasehold           and
                                                property       property        property        vehicles          Total
                                                (pound)m       (pound)m       (pound)m         (pound)m         (pound)m


Cost
At 1 April 1997                                    2.0             2.5            3.4             38.5           46.4
Exchange movements                                  -               -              -              (1.7)          (1.7)
Business acquired                                   -               -              -               0.3            0.3
Business disposals                                  -               -            (0.5)            (1.7)          (2.2)
Additions                                           -               -             2.4             15.2           17.6
Disposals                                           -             (0.2)          (0.4)            (4.7)          (5.3)
Transfer                                            -              0.3           (0.3)              -              -
At 31 March, 1998                                  2.0             2.6            4.6             45.9           55.1

Depreciation
At 1 April 1997                                    0.1             0.2            1.1             15.9           17.3
Exchange movements                                  -               -              -              (0.8)          (0.8)
Business disposals                                  -               -            (0.4)            (1.0)          (1.4)
Provided during the year                           0.1             0.3            0.7              9.3           10.4
Disposals                                           -             (0.2)          (0.4)            (3.8)          (4.4)
Transfer                                            -              0.1           (0.1)              -              -
At 31 March 1998                                   0.2             0.4            0.9             19.6           21.1

Net book value at 31 March 1998                    1.8             2.2            3.7             26.3           34.0

Net book value at 1 April 1997                     1.9             2.3            2.3             22.6           29.1

The Directors have considered the value of the tangible fixed assets and are satisfied that their value at 31 March 1998 was not less than the net book value shown in the accounts.


 15 Fixed asset investments

                                                                         Associated
                                                                        undertakings
                                                                                                    Other
                                                                   Loans             Cost        Investments        Total
                                                                 (pound)m         (pound)m         (pound)m        (pound)m
Cost less goodwill
At 1 April 1997                                                      1.1              7.5              1.0            9.6
Exchange movements                                                  (0.1)            (0.9)              -            (1.0)
Additions                                                             -                -               0.1            0.1
Disposals                                                             -                -              (0.1)          (0.1)
Transfers                                                             -              (0.6)             0.6             -
At 31 March 1998                                                     1.0              6.0              1.6            8.6

Post acquisition reserves and provisions
At 1 April 1997                                                       -               2.1               -             2.1
Retained by associated undertakings                                   -               1.2               -             1.2
Goodwill written off by associated undertakings                       -              (0.8)              -            (0.8)
Transfer from subsidiary undertakings                                 -              (0.4)              -            (0.4)
At 31 March 1998                                                      -               2.1               -             2.1

Net book value at 31 March 1998                                      1.0              8.1              1.6           10.7
Net book value at 1 April 1997                                       1.1              9.6              1.0           11.7


Associated undertakings
The principal companies in which the Group holds 20% or more of the equity are set out below. Except where indicated all these companies are registered in England and Wales, operate in the United Kingdom and all holdings are of Ordinary Shares and are indirectly owned. The market value of listed associate investments at 31 March 1998 was (pound)21.4m (1997 - (pound)23.1m); these are included above at their net book value of (pound)0.8m (1997 - (pound)1.3m).



Name of company                                        Proportion           Nature of business
                                                       held*
Diana SA (France)                                           49%+         Holding company
L'Ami des Jardins SAS (France)                              50%          Consumer magazine publisher
Peche et Chasse SAS (France)                                50%          Consumer magazine publisher
Peche Pratique SNC (France)                                 50%          Consumer magazine publisher
Revue Nationale de la Chasse SAS (France)                   50%          Consumer magazine publisher
La Peche et les Poissons SAS (France)                       50%          Consumer magazine publisher
Mason Stewart Publishing Pty Ltd (Australia)                50%          Magazine publisher
Seymour Distribution Ltd                                    50%          Marketing and circulation services
Seymour International Ltd                                   50%          Importer/exporter of magazines and
                                                                         periodicals
Metal Bulletin plc**                                       20%++         Business magazine publisher

* At 31 March 1998 rounded up to the nearest per cent.    ** Listed on the London Stock Exchange
+ Parent Company of Le Chasseur Francais SA.              ++ Investment directly owned by EMAP plc.


All the above companies have been treated as associated undertakings during the year ended 31 March 1998. Amounts owed by associated undertakings are set out in Note 17, and amounts owed to associated undertakings are set out in Note 19. Dividends received from associated undertakings are set out in
Note 7. Details of significant transactions are set out below.

The Group has a 50% interest in the equity of Seymour International Ltd, a company which distributes UK Consumer Magazines overseas. During the year this company distributed (pound)18.2m of EMAP's magazines, (pound)4.9m of which was due to the Group at 31 March 1998.

Loans to associated undertakings comprise a (pound)1.0m loan to Diana SA at 31 March 1998. Interest receivable on this loan during the year amounted to (pound)0.1m (1997 - (pound)0.1m).

16   Stocks                              1998         1997
                                       (pound)m     (pound)m

Raw materials and consumables              7.8           8.4
Work in progress                           1.6           1.5
Goods for resale                           1.9           1.5

                                          11.3          11.4

17  Debtors                              1998         1997
                                       (pound)m     (pound)m

Amounts falling due within one year
Trade debtors                            133.0         117.4
Amounts owed by associated undertakings    7.6           2.4
Other debtors                             27.3          22.9
Prepayments and accrued income            42.5          42.6
Unrealized gain on currency swaps         15.4          10.0
Taxation recoverable                      14.5           9.6

                                         240.3         204.9

Amounts falling due after more than
 one year

Other debtors                              8.2           4.0
pension prepayment                         8.8           8.8
Unrealized gain on currency swaps         15.7          17.5
Advance Corporation Tax                    4.9           0.7

                                          37.6          31.0

                                         277.9         235.9


18  Current asset investments            1998         1997
                                       (pound)m     (pound)m

Property held for resale                    -            0.7



 19 Other creditors - amounts falling
    due within one year                  1998         1997
                                       (pound)m     (pound)m

Payments received on account              44.7          45.7
Trade creditors                           80.3          80.5
Amounts owed to associated  undertakings   0.4           1.2
Other creditors                            5.1           1.3
Corporation Tax                           57.2          69.1
Other taxes and social security costs     29.1          31.4
Accruals and deferred income              89.4          78.2
Proposed dividends                        20.9          18.2
Provision for share schemes
 (see Note 24(d))                          3.1           0.4
Staff share bonus                          1.4           1.3

                                         331.6         327.3

20  Other creditors - amounts falling due after more than one year

                                         1998         1997
                                       (pound)m     (pound)m

Other creditors                            1.8           2.5
Corporation Tax                             -            0.5
Pension costs                              6.8           7.0
                                           8.6          10.0


21  Provisions            Acquisition
                             and
                        reorganisation     Property
                          provisions      provisions       Total
                           (pound)m        (pound)m      (pound)m

At 1 April 1997              7.9          3.7          11.6
Exchange movements          (0.2)          -           (0.2)
Provided during the year     1.5           -            1.5
Utilised in the year*       (7.2)        (0.3)         (7.5)
At 31 March 1998             2.0          3.4           5.4

*Provisions utilised in the year all related to the specific purposes for which they were created.


22  Deferred taxation                      1998           1997
                                        (pound)m        (pound)m

Analysis of movements in the year
At 1 April                                   -           (1.3)
Arising on acquisitions and disposals        -           (1.1)
Charge for the year
-  Ordinary activities                      0.5           5.2
-  Adjustments relating to prior years     (2.8)          1.0

                                           (2.3)          3.8
Advance Corporation Tax movement            2.3          (3.8)
At 31 March                                  -             -


Deferred taxation, including amounts for which provision has
not been made, is as follows:                                                   Provided                   Not Provided
                                                                           1998          1997           1998          1997
                                                                        (pound)m       (pound)m      (pound)m      (pound)m
Capital allowances in advance of depreciation
-  On machinery and equipment                                              (0.9)          (0.6)           -           (0.4)
-  On roll-over of gains                                                    -              -             11.2         11.2
On short-term timing differences                                            2.4            4.4           (1.8)        (1.5)

At 31 March                                                                 1.5            3.8            9.4          9.3
Advance Corporation Tax offset                                             (1.5)          (3.8)           -            -
                                                                            -              -              9.4          9.3

United Kingdom                                                              1.5            2.9            9.4          9.3
Overseas                                                                    -              0.9            -            -
At 31 March                                                                 1.5            3.8            9.4          9.3

No account has been taken in the table above for deferred taxation in respect of earnings which are retained overseas.


23   Net operating assets                       1998        1997
                                              (pound)m    (pound)m
Analysis by division
Consumer Magazines UK                            65.9        67.3
Consumer Magazines France                       162.9       170.6
Business Communications                         242.8       157.0
Radio                                            11.9        12.1
International/New Media                           3.9         0.3

Net operating assets                            487.4       407.3
Unallocated net liabilities                    (178.2)     (155.1)
Net assets                                      309.2       252.2

Unallocated net liabilities comprise bank loans, overdrafts and other non-operating liabilities less properties held for disposal, other fixed asset investments and cash at bank.

Analysis of net operating assets by geographical location is given in Note
12(f).


24 Share capital                                                                     1998    1997     1998     1997
                                                                                        m       m  (pound)m  (pound)m
Authorised
Ordinary Shares of 25p each                                                          283.0   283.0    70.7     70.7
5% cumulative preference shares of Li.1 each (now 3.5% + tax credit)                   0.3     0.3     0.3      0.3
                                                                                     283.3   283.3    71.0     71.0
Allotted, called-up and fully paid
Ordinary Shares of 25p each                                                          209.8   208.6    52.4     52.1
5% cumulative preference shares of Li.1 each (now 3.5% + tax credit)                   0.2     0.2     0.2      0.2
                                                                                     210.0   208.8    52.6     52.3

The preference shares represent non-equity interests and carry a dividend of 3.5% per annum, payable half-yearly in arrears on 30 June and 31 December. The dividend rights are cumulative. The preference shares carry no votes at meetings unless the dividend thereon is six months or more in arrears. On a winding up of the Company the preference shareholders have a right to receive, in preference to payments to Ordinary Shareholders, Li.1 per share plus accrued dividends.



(a) Changes in called-up share capital                                 1998       1998        1998         1997
                                                                       Number of  Nominal     Total        Total
                                                                       shares     value   consideration consideration
                                                                       m        (pound)m    (pound)m      (pound)m
Reason for allotment of Ordinary Shares
French Staff Share Scheme                                              -          -            -          0.3
Exercise of Savings Related Options                                    0.4        0.1          0.8        2.1
Exercise of Executive Options                                          0.8        0.2          2.5        2.4
                                                                       1.2        0.3          3.3        4.8



24    Share capital continued


(b)  Options outstanding over Ordinary Shares of 25p at 31 March 1998
                                                                               Earliest       Latest        Number of
                                            Date of        Grant      Option   exercise      exercise       Ordinary
                                             grant       reference    price*     date          date          Shares
(i)  Savings Related Share Options         19 Dec 1990         SAYE 6  183.1p   1 Mar 1996    1 Sep 1998          982
                                           19 Dec 1991         SAYE 7  191.8p   1 Mar 1997    1 Sep 1999       42,688
                                           23 Dec 1992         SAYE 8  228.0p   1 Mar 1998    1 Sep 2000       78,411
                                           22 Dec 1993         SAYE 9  282.6p   1 Mar 1999    1 Sep 2001      307,381
                                           21 Dec 1994        SAYE 10  316.3p   1 Mar 2000    1 Sep 2002      279,721
                                           20 Dec 1995        SAYE 11  447.7p   1 Mar 2001    1 Sep 2003      433,948
                                           11 Dec 1996        SAYE 12  603.7p   1 Mar 2000    1 Sep 2002      414,546
                                           17 Dec 1997        SAYE 13  718.0p   1 Mar 2001    1 Sep 2003      513,421
                                                                                                            2,071,098

(ii) Executive Share Options               14 Dec 1988         EXEC I  191.8p  14 Dec 1991   14 Dec 1998       42,116
                                           14 Dec 1989         EXEC J  219.6p  14 Dec 1992   14 Dec 1999       62,643
                                           18 Dec 1991         EXEC K  229.7p  18 Dec 1994   18 Dec 2001      272,687
                                           16 Dec 1992         EXEC L  317.9p  16 Dec 1995   16 Dec 2002      373,396
                                           16 Dec 1993        EXEC M+  394.8p  16 Dec 1996   16 Dec 2003      459,936
                                           15 Dec 1994        EXEC N+  378.4p  15 Dec 1997   15 Dec 2004      358,000
                                            1 Jan 1995      METRO B**  374.8p   1 Jan 1998    1 Jan 2005       21,596
                                                                                                            1,590,374

Total options outstanding at 31 March 1998                                                                  3,661,472


*The prices have been adjusted to reflect the effect of rights issues.
+As explained in Note 5(d)(i) Executive Share Options EXEC M and EXEC N are now exercisable as the relevant performance criteria have been met.

**On the acquisition of Metro Radio Group Plc options over shares in that company were converted into options over EMAP plc shares


(c)  Options outstanding over Ordinary Shares of 25p at 29 May 1998                                      Number of
                                                                                                         Ordinary
                                                                                                          Shares

Total options outstanding at 31 March 1998                                                              3,661,472

Movements to 29 May 1998

Exercised                                                                                                 (85,225)

Lapsed                                                                                                    (58,901)

Total options outstanding at 29 May 1998                                                                3,517,346

Savings Related Options                                                                                 1,979,302

Executive Options                                                                                       1,538,044

Maximum consideration receivable by the Company on exercise of all                                   (pound)14.2m
options

24 Share capital continued

(d)  Executive Share Plans
EMAP plc operates three share plans for senior staff, the Long-Term Share Plan, the Senior Executive Share Plan and the Executive Share Plan.

(i)  Long-Term Share Plan
All Executive Directors and ten other senior staff participate in the Long-Term Share Plan. This scheme is described on page 27.

(ii) Senior Executive Share Plan

This scheme was set up in 1997 for senior staff. Each participant is notionally allocated a number of shares. During the next three years depending on each division's economic value added versus target, and profits into cash performance, the members will receive between 50% and 200% of the notional allocation. Based on the performance against these criteria, after two years, one-third of the shares receivable by the members at that time will be distributed. This remainder will be distributed at the end of the third year.

(iii) Executive Share Plan

Under this plan, staff who are chosen to participate are provisionally allocated a number of shares. These shares are then held in the EMAP Staff Share Trust (the Trust) for three years at the end of which time they can be distributed to the staff to whom they were provisionally allocated provided they continue to be employed by the Company. Dividends on the shares held in the Trust have been waived. The amount that the Company will make available to fund this scheme will depend on the performance of the Group in each financial year.

The allocations made to date, provisions so far expensed to the profit and loss account, and shares purchased by the Trust are as follows:


                                                  Executive Share Plan  Senior Executive Share Plan    Long-Term Share Plan
                                                      Number                  Number                   Number
                                                    of shares               of shares                  of shares
                                                       000     (pound)m        000      (pound)m       000         (pound)m
1994/1995 scheme allocation*                       (116)      (0.5)            -              -           -             -
1995/1996 scheme allocation*                       (255)      (1.5)            -              -         (72)         (0.7)
1996/1997 scheme allocation*                       (204)      (1.3)            -              -        (141)         (0.8)
1997/1998 scheme allocation                         (57)      (0.8)        (163)          (1.9)        (185)         (1.3)
Provision for funding the plans                    (632)      (4.1)        (163)          (1.9)        (398)         (2.8)
Shares purchased by the Trust                       630        3.9             -              -         314           1.8
Net position on balance sheet as at 31 March 1998             (0.2)                       (1.9)                      (1.0)
Market value of shares purchased at 31 March 1998              7.1                            -                       3.5

*Allocations have been adjusted to reflect lapses, and the admission of Kevin Hand to the Executive Share Plan.


25.  Reserves                                 Share     Profit
                                             premium   and loss    Goodwill
                                             account   account     reserve
                                           (pound)m    (pound)m    (pound)m
---------------------------------------------------------------------------
At 1 April 1997                               195.1     305.9      (304.5)
Exchange movements*                              -       (8.7)        5.8
Premium on issue of shares+                     5.2      (2.2)         -
Goodwill on acquisition of                       -         -        (16.7)
  businesses
Goodwill recognised through the                  -         -          6.6
  profit and loss account
  in respect of disposals
Retained profit for the year                     -       63.8          -
---------------------------------------------------------------------------
At 31 March 1998                              200.3     358.8      (308.8)
--------------------------------------------------------------------------

*Exchange movements comprise: realised and unrealised gains on currency swaps of Li.16.7m (1997 - Li.28.7m), and on borrowings of Li.7.0m (1997 - Li.12.6m), offset by a loss of Li.26.6m (1997 - Li.40.9m) on overseas assets.

---------------------------------------------------------------------------

+During the year EMAP plc received Li.5.5m on the issue of shares in respect of the exercise of Savings Related and Executive Options. Employees paid Li.3.3m to the Group for the issue of these shares, see Note 24(a), and the balance of Li.2.2m comprised contributions to the qualifying employee share ownership trust (QUEST) from the Company.
-------------------------------------------------------------------

26   Acquisitions

(a)  Businesses acquired

Details of businesses acquired, all of which have been accounted for using acquisition accounting principles, are given in Note 12(b). The impact of all the acquisitions in the year on the consolidated balance sheet was:

                                      Net book      Fair value        Fair
                                       values       adjustment       value
                                      (pound)m       (pound)m       to Group
                                                                    (pound)m
---------------------------------  ------------- --------------- ------------
Intangible fixed assets*               4.3            96.0        100.3
Tangible fixed assets                  0.4            (0.1)         0.3
Current assets                         8.0            (0.3)         7.7
Current liabilities                   (1.8)            0.2         (1.6)
Taxation                              (0.7)             -          (0.7)
---------------------------------  ------------- --------------- ------------
                                      10.2            95.8        106.0

---------------------------------  ------------- --------------- ------------
Cost associated with the                                           (1.1)
acquisitions
Goodwill                                                           15.9
---------------------------------  ------------- --------------- ------------
                                                                  120.8
---------------------------------  ------------- --------------- ------------
Discharged by:

Cash                                                              103.5

Contingent deferred consideration                                  17.3
---------------------------------  ------------- --------------- ------------
                                                                  120.8
---------------------------------  ------------- --------------- ------------
*Following the acquisitions, the Publishing Rights acquired were revalued on a future discounted cash flow basis, and capitalised in accordance with the Group's accounting policies.

All other fair value adjustments relate to revaluations.


(b)  Acquisition of Macmillan Health Service Journals Limited
On 15 November 1997 the Group acquired Macmillian Health Service Journals Limited for an initial consideration of (pound)85.5m with a further (pound)17.3m payable in April 1999 dependent on certain sales targets being achieved.


                                      Net book      Fair value        Fair
                                       values       adjustment       value
                                      (pound)m       (pound)m       to Group
                                                                    (pound)m
---------------------------------  ------------- --------------- ------------
Intangible fixed assets                3.7            88.3         92.0
Tangible fixed assets                  0.3            (0.1)         0.2
Current assets                         3.7            (0.1)         3.6
Current liabilities                   (1.8)             -          (1.8)
Taxation                              (0.7)             -          (0.7)
---------------------------------  ------------- --------------- ------------
                                       5.2            88.1         93.3
---------------------------------  ------------- --------------- ------------
Costs associated with
  the acquisition                                                  (0.7)
Goodwill                                                           10.2
---------------------------------  ------------- --------------- ------------
                                                                  102.8
---------------------------------  ------------- --------------- ------------
Discharged by:

Cash                                                               85.5

Contingent deferred consideration                                  17.3
---------------------------------  ------------- --------------- ------------
                                                                  102.8
---------------------------------  ------------- --------------- ------------

In the previous financial year ended 31 December 1996 these titles generated turnover of (pound)27.7m, an operating profit of (pound)8.4m and profit before tax of (pound)8.5m. In the ten months prior to acquisition, the titles generated turnover of $25.7m, an operating profit of (pound)8.3m and profit before tax of (pound)8.5m. In the period after acquisition, the titles generated turnover of (pound)10.9m and an operating profit of (pound)2.5m, after reorganization costs of (pound)1.5m.

27  Disposals

The impact of the disposals          Business
in the year on the consolidated       titles*        Other         Total
balance sheet was:                   (pound)m      (pound)m      (pound)m
--------------------------------    ------------  -----------   ------------
Intangible fixed assets                 6.4           1.9           8.3
Tangible fixed assets                   0.2           0.6           0.8
Current assets                          0.4          (0.4)           -
Overdrafts                               -           (0.7)         (0.7)
Tax                                      -            0.4           0.4
Minority interests                       -            0.2           0.2
Goodwill written back                   4.6           2.0           6.6
--------------------------------    ------------  -----------   ------------
                                       11.6           4.0          15.6
Costs associated with disposal          1.0           1.4           2.4
Profit on disposal                      1.4           0.2           1.6
--------------------------------    ------------  -----------   ------------
                                       14.0           5.6          19.6
--------------------------------    ------------  -----------   ------------
Discharged by:
Cash                                   10.1           5.6          15.7
Loan note                               3.9            -            3.9
                                       14.0           5.6          19.6
--------------------------------    ------------  -----------   ------------
*On 30 July 1997 the Group disposed of 14 business publication titles to Quantum Publishing Ltd, an associated company at that date. Following the subsequent recapitalisation of Quantum Publishing Ltd the Group's interest in this company was reduced from 22% to 15%.


28  Commitments and contingencies

(a)  Commitments for capital expenditure             1998           1997
                                                   (pound)m        (pound)m
--------------------------------    ------------  -----------   ------------
Contracted for                                        0.3           0.1
Authorised by the Directors,
but not yet contracted for                            1.4           0.3
--------------------------------    ------------  -----------   ------------

(b)  Contingent liabilities
The Group and the Company have given a guarantee to bankers of (pound)3.8m (1997 - (pound)4.3m) in respect to loans taken out by an associated undertaking.

(c)  Leasing commitments            Land and buildings     Other assets

The Group had annual
commitments under non-cancellable    1998        1997      1998        1997
operating leases at 31 March 1998  (pound)m    (pound)m  (pound)m    (pound)m
as set out below:
--------------------------------  --------------------------------------------
Leases expiring within one year        3.5       3.2       0.5          1.1
Leases expiring between two and
  five years                           6.8       0.9       3.0          2.6
Leases expiring after five years       2.8       4.4        -            -
                                      13.1       8.5       3.5          3.7
--------------------------------  --------------------------------------------

(d)  Other commitments

The Group's commitments under its pension schemes are described in Note 6(a). In addition, annual operating lease commitments of subsidiary undertakings have been guaranteed by the Company, the maximum liability under which amounted to approximately (pound)15.0m at 31 March 1998.


29  Post balance sheet events

On 7 May 1998, the Group announced the sale of Cardiff Broadcasting Company
(CBC) which broadcasts as Red Dragon FM and Touch AM in the Cardiff and Newport areas. The proceeds from the sale were (pound)18.3m. The sale of CBC was necessary to permit the Group to acquire Melody Radio. Following receipt of Radio Authority Public Interest approval on 11 May, it is expected that this acquisition will be completed by July. Consideration for the purchase is(pound)25m.

Company balance sheet
At 31 March 1998











                                                 1998         1997       Notes
                                              (pound)m      (pound)m
------------------------------------------------------------------------
Fixed assets
Tangible assets                                  0.3          0.4        30
Investments                                    508.7        513.5        31
------------------------------------------------------------------------
                                               509.0        513.9
------------------------------------------------------------------------
Current assets
Debtors - amounts falling due within one year  371.9        512.9        32
Debtors - amounts falling due after more
  than one year                                 32.8         29.6        32
Cash at bank                                     1.9          5.3
------------------------------------------------------------------------
                                               406.6        547.8
------------------------------------------------------------------------
Creditors - amounts falling due within
  one year
Loans                                         (124.0)       (42.3)       33
Other creditors                               (346.3)      (589.2)       34
------------------------------------------------------------------------
                                              (470.3)      (631.5)
------------------------------------------------------------------------
Net current liabilities                        (63.7)       (83.7)
------------------------------------------------------------------------
Total assets less current liabilities          445.3        430.2
Creditors - amounts falling due after
  more than one year
Loans                                          (48.5)       (59.6)       33
Other creditors                                 (6.4)        (6.4)       35
Net assets                                     390.4        364.2
------------------------------------------------------------------------


Capital and reserves

Called-up share capital                         52.6         52.3        24
Share premium account                          200.3        195.1        37
Profit and loss account                        111.5         90.8        37
Other  reserves                                 26.0         26.0        37
Shareholders' funds                            390.4        364.2
------------------------------------------------------------------------
Equity                                         390.2        364.0
Non-equity                                       0.2          0.2
------------------------------------------------------------------------
Approved by the Board of Directors on 1 June 1998


R. W. Miller                         D. J. Grigson

Notes to the Company balance sheet






30  Tangible fixed assets                   Machinery
                                Short       equipment
                              leasehold        and
                              property       vehicles        Total
                              (pound)m       (pound)m      (pound)m
-------------------------  ------------- --------------  ------------
Cost
At 1 April 1997                 0.2            0.8           1.0
Additions                        -             0.1           0.1
At 31 March 1998                0.2            0.9           1.1
-------------------------  ------------- --------------  ------------
Depreciation
At 1 April 1997                 0.1            0.5           0.6
Provided during the year         -             0.2           0.2
-------------------------  ------------- --------------  ------------
At 31 March 1998                0.1            0.7           0.8
-------------------------  ------------- --------------  ------------
Net book value at 31 March
  1998                          0.1            0.2           0.3
-------------------------  ------------- --------------  ------------
Net book value at 1 April
  1997                          0.1            0.3           0.4
-------------------------  ------------- --------------  ------------



31  Fixed asset investments   Subsidiary
                              undertaking      Associated       Other
                                  s           undertakings
                                                             Investment
                               Shares    Shares     Loans       s        Total
                              (pound)m  (pound)m  (pound)m  (pound)m   (pound)m
-------------------------------------------------------------------------------
Cost
At 1 April 1997               513.4      9.8        1.0       1.9       526.1
Exchange movements             -          -        (0.1)       -         (0.1)
Additions                      -         0.1         -        0.1         0.2
Transfers                      -        (0.5)        -        0.5          -
Disposals                      (3.3)      -          -       (1.6)       (4.9)
At 31 March 1998              510.1      9.4        0.9       0.9       521.3
-------------------------------------------------------------------------------
Provisions

At 1 April 1997 and at
  31 March 1998               11.0       1.6         -         -        12.6
Net book value at
  31 March 1998              499.1       7.8        0.9       0.9      508.7
-------------------------------------------------------------------------------
Net book value at
  1 April 1997               502.4       8.2        1.0       1.9      513.5
-------------------------------------------------------------------------------
Whilst the Company does not hold a majority of the voting rights in Choice Publications Limited or Frontline Limited, these companies, together with Hachette/EMAP Magazines Limited, EMAS SA and Groupe le Sport SA which are owned indirectly by the Company, are included as subsidiary undertakings on the basis that the Group exercises a dominant influence in that operating and financial control is exercised on a day-to-day basis by EMAP staff.

32  Debtors                                             1998          1997
                                                     (pound)m       (pound)m
---------------------------------------------     -------------    ----------
Amounts falling due within one year
Amounts owed by subsidiary undertakings              285.4         493.8
Dividends owed by subsidiary undertakings             55.0           0.3
Amounts owed by associated undertakings                0.2           0.2
Dividends owed by associated undertakings              0.3           0.3
Other debtors                                          0.9           4.6
Prepayment and accrued income                          6.6           3.7
Unrealized gain on currency swaps                     15.4          10.0
Taxation recoverable                                   8.1            -
---------------------------------------------     -------------    ----------
                                                     371.9         512.9
---------------------------------------------     -------------    ----------
Amounts falling due after more than one year
Other debtors                                         4.2            -
Pension prepayment                                    8.1            8.1
Unrealized gain on currency swaps                    15.7           17.5
Advance Corporation Tax                               4.8            4.0
---------------------------------------------     -------------    ----------
                                                     32.8           29.6
---------------------------------------------     -------------    ----------
                                                    404.7          542.5
---------------------------------------------     -------------    ----------



33   Loans                                         1998          1997
                                                (pound)m        (pound)m
--------------------------------------------- -------------    ----------
Amounts falling due within one year
Bank loans and overdrafts                         119.0          31.0
Loan notes                                          5.0          11.3
--------------------------------------------- -------------    ----------
                                                  124.0          42.3
Amounts falling due after more than one year
Between two and five years (not by instalments)
Loan notes                                           -            5.0
US$ Senior notes                                   24.3          27.4
After five years (not by installments)
US$ Senior notes                                   24.2          27.2
                                                   48.5          59.6
--------------------------------------------- -------------    ----------
Total borrowings                                  172.5         101.9
--------------------------------------------- -------------    ----------

All borrowings are unsecured. Bank loans are classified according to the maturity date of the respective individual drawings.


34  Other creditors - amounts falling due          1998           1997
    within one year                             (pound)m        (pound)m
--------------------------------------------- -------------    ----------
Trade creditors                                     0.3           0.5
Amounts owed to subsidiary undertakings           306.9         544.3
Other creditors                                     7.8           4.0
Corporation Tax                                     7.8          15.3
Other taxes and social security costs               0.5           0.7
Accruals and deferred income                        2.1           6.2
Proposed dividends                                 20.9          18.2
--------------------------------------------- -------------    ----------
                                                  346.3         589.2
--------------------------------------------- -------------    ----------